SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                            CALLON PETROLEUM COMPANY
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                            CALLON PETROLEUM COMPANY
                             200 NORTH CANAL STREET
                           NATCHEZ, MISSISSIPPI 39120

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, MAY 28, 1998

TO THE SHAREHOLDERS OF
  CALLON PETROLEUM COMPANY (THE "COMPANY"):

     Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of the Company will be held in Natchez, Mississippi on Thursday, May 28, 1998, at 9:00 a.m., at the headquarters of the Company, 200 North Canal Street, Natchez, Mississippi 39120, for the following purposes:

          1. To elect three Class I directors to hold office until the 2001 Annual Meeting of Shareholders.

          2. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Shareholders of record at the close of business on March 31, 1998 will be entitled to notice of and to vote at the Annual Meeting, or any adjournment or adjournments thereof.

     Shareholders are cordially invited to attend the Annual Meeting in person. Those individuals who will not attend and who wish their shares voted are requested to sign, date and mail promptly the enclosed proxy for which a postage-prepaid return envelope is provided.

                                          By Order of the Board of Directors

                                      /s/ H. MICHAEL TATUM
                                          SECRETARY

Natchez, Mississippi
April 28, 1998

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU CANNOT ATTEND, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE RETURN ENVELOPE ENCLOSED FOR YOUR USE. NO POSTAGE IS REQUIRED IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

                                PROXY STATEMENT

                            ------------------------

                            CALLON PETROLEUM COMPANY
                             200 NORTH CANAL STREET
                           NATCHEZ, MISSISSIPPI 39120
                                 (601) 442-1601

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                             THURSDAY, MAY 28, 1998

                            ------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Callon Petroleum Company, a Delaware corporation (the "Company"), from holders ("Shareholders") of the common stock, $.01 par value per share ("Common Stock"), of the Company for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 28, 1998, at 9:00 a.m., at the Company's principal executive offices located at 200 North Canal Street, Natchez, Mississippi 39120, and at any adjournment or adjournments thereof (such meeting or adjournment thereof is referred to herein as the "Annual Meeting"), for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders ("Notice").

     A proxy in the form accompanying this Proxy Statement (each a "Proxy"), when properly executed and returned, will be voted in accordance with the directions specified on the Proxy, and otherwise in accordance with the judgment of the persons designated therein as proxies. Any Proxy which does not withhold authority to vote or on which no other instructions are given will be voted for the election of the nominees named herein to the Board of Directors and in favor of the other proposal set forth in the Notice. Any Proxy may be revoked at any time before it is exercised by delivering, to the Secretary of the Company, written notice of revocation or by duly executing a Proxy bearing a later date, or by voting in person at the Annual Meeting.

     This Proxy Statement and the accompanying Notice and form of Proxy are being mailed to Shareholders on or about April 28, 1998. The Annual Report to Shareholders for the Company's fiscal year ended December 31, 1997 is also being mailed to Shareholders contemporaneously with this Proxy Statement, although the Annual Report does not form a part of the material for the solicitation of Proxies.

     Proxies will be solicited primarily by mail, but employees of the Company may also solicit Proxies in person or by telephone. Arrangements may be made with brokerage firms or other custodians, nominees, and fiduciaries to send Proxy materials to the beneficial owners of the Common Stock of the Company. All costs incurred in the solicitation of Proxies will be borne by the Company.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     Unless otherwise indicated, proxies in the form enclosed that are properly executed, duly returned and not revoked will be voted in favor of:

     (1) the election of the three Class I director nominees to the Board of Directors named herein; and

     (2) the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.

     The Board of Directors is not presently aware of other proposals that may be brought before the Annual Meeting. In the event other proposals are brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote in accordance with what they consider to be in the best interests of the Company and its Shareholders.

                              VOTING REQUIREMENTS

     The Board of Directors has fixed the close of business on March 31, 1998 as the record date (the "Record Date") for the determination of Shareholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of all Shareholders entitled to vote at the Annual Meeting will be open for examination by any Shareholder during normal business hours for a period of ten days prior to the Annual Meeting at the offices of the Company, 200 North Canal Street, Natchez, Mississippi 39120. Such list will also be available at the Annual Meeting and may be inspected by any Shareholder who is present. At the Record Date, the Company's outstanding voting securities consisted of 8,027,842 shares of Common Stock. Holders of Common Stock will be entitled to one vote per share of Common Stock held of record on the Record Date for each proposal to be presented at the Annual Meeting.

                            QUORUM AND OTHER MATTERS

     The holders of a majority of the total shares of Common Stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The election of directors requires the favorable vote of the holders of a plurality of shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate. A majority of the votes represented by the Shareholders present at the Annual Meeting, in person or by proxy, is necessary for ratification of the Company's independent public accountants. With respect to abstentions and broker non-votes, the shares will not be considered present at the Annual Meeting for this matter (except for quorum purposes) so that abstentions and broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated.

                       BENEFICIAL OWNERSHIP OF SECURITIES

MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of March 31, 1998, certain information with respect to the ownership of shares of Common Stock and the Company's $2.125 Convertible Exchangeable Preferred Stock ("Preferred Stock") as to (i) all persons known by the Company to be the beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director, (iii) each nominee for director,
(iv) each of the executive officers named in the Summary Compensation Table, and
(v) all executive officers and directors of the Company as a group. Information set forth in the table with respect to beneficial ownership of Common Stock and Preferred Stock has been obtained from filings made by the named beneficial owners with the Securities and Exchange Commission ("Commission") as of the Record Date or, in the case of executive officers and directors of the Company, has been provided to the Company by such individuals. Holders of Preferred Stock are not entitled to vote at the Annual Meeting.

                                              COMMON STOCK             PREFERRED STOCK
                                        ------------------------    ---------------------
                                        AMOUNT AND                  AMOUNT AND
              NAME AND                  NATURE OF        PERCENT    NATURE OF     PERCENT
             ADDRESS OF                 BENEFICIAL         OF       BENEFICIAL      OF
        BENEFICIAL OWNERS(A)            OWNERSHIP         CLASS     OWNERSHIP      CLASS
-------------------------------------   ----------       -------    ----------    -------
DIRECTORS:
     John S. Callon..................     306,774(b)       3.78%       --           --
     Fred L. Callon..................     750,588(c)       9.22%       --           --
       200 North Canal Street
       P. O. Box 1287
       Natchez, Mississippi 39120
     Dennis W. Christian.............     138,651(d)       1.71%       --           --
     Robert A. Stanger...............      25,856(e)         *         --           --
     John C. Wallace.................   2,012,883(f)      25.00%       --           --
       65 Vincent Square
       London, SW1P 2RX, England
     B. F. Weatherly.................     170,739(g)       2.12%       --           --
     Richard O. Wilson...............     174,145(h)       2.16%      1,000         *
NAMED EXECUTIVE OFFICERS:
     John S. Weatherly...............     132,600(i)       1.63%       --           --
     H. Michael Tatum................      44,500(j)         *         --           --
     Kathy G. Tilley.................      93,413(k)       1.16%       --           --
DIRECTORS AND EXECUTIVE
  OFFICERS AS A GROUP (13 PERSONS)...   3,694,759(l)      42.71%      1,000         *
CERTAIN BENEFICIAL OWNERS(m:
     Fred. Olsen Energy ASA..........   1,839,386(n)      22.91%       --           --
       Fred. Olsensgate 2
       0152 Oslo, Norway
     The Guardian Life Insurance
       Company of America............     748,060(o)       8.77%     220,000      16.72%
       201 Park Avenue South
       New York, New York 10003
     Wellington Management Company,
       L.L.P. .......................     620,933(p)       7.22%      252,500      19.19%
       75 State Street
       Boston, Massachusetts 02109

                                                  (FOOTNOTES ON FOLLOWING PAGE)

------------
  *  less than 1%

 (a) Unless otherwise indicated, each of the above persons may be deemed to have sole voting and dispositive power with respect to such shares.

 (b) Of the 306,774 shares beneficially owned by John S. Callon, 91,774 are owned directly by him, and he has sole voting and dispositive power over such shares; 105,000 shares are held in a family limited partnership; 90,000 shares are subject to options under the Company's 1994 Stock Incentive Plan ("1994 Plan") exercisable within 60 days; and 20,000 shares are subject to a restricted stock agreement and 5,000 shares vest annually beginning January 2, 1999. Shares indicated as owned by John S. Callon do not include shares of Common Stock owned by NOCO Enterprises, L.P. ("NOCO") and Fred. Olsen Energy ASA ("F.O. Energy") and shares of Common Stock owned by certain other members of the Callon Family, including 61,001 shares owned by John S. Callon's wife and over which he disclaims beneficial ownership. Under the terms of a Stockholders' Agreement among the Callon Family and NOCO dated September 16, 1994 and subsequently amended to include F.O. Energy ("Stockholders' Agreement"), John S.
     Callon and the other members of the Callon Family have the right of first refusal to acquire shares of Common Stock proposed to be sold by NOCO or F.O. Energy under certain circumstances, and all parties to the Stockholders' Agreement have agreed to support two directors nominated by the Callon Family and two directors nominated by NOCO and F.O. Energy. John
     S. Callon disclaims beneficial ownership of the NOCO and F.O. Energy shares.

 (c) Of the 750,588 shares beneficially owned by Fred L. Callon, 206,711 shares are owned directly by him; 268,012 shares are held by him as custodian for certain minor Callon Family members; 78,430 shares are held by him as trustee of certain Callon Family trusts; 80,000 shares are subject to options under the 1994 Plan exercisable within 60 days; 30,000 shares are subject to options under the 1996 Stock Incentive Plan ("1996 Plan") exercisable within 60 days; 48,000 shares represent performance shares awarded under the 1996 Plan which do not vest until January 1, 2001; and 39,435 shares are held by Fred L. Callon as Trustee of shares held by the Callon Petroleum Company Employee Savings and Protection Plan. Shares indicated as owned by Fred L. Callon do not include shares of Common Stock owned by NOCO and F.O. Energy and shares of Common Stock owned by other members of the Callon Family, including 25,037 shares owned by Fred L. Callon's wife over which he disclaims beneficial ownership. Under the terms of the Stockholders' Agreement, Fred L. Callon and the other members of the Callon Family have the right of first refusal to acquire shares of Common Stock proposed to be sold by NOCO or F.O. Energy under certain circumstances and all parties to the Stockholders' Agreement have agreed to support two directors nominated by the Callon Family and two directors nominated by NOCO and F.O. Energy. Fred L. Callon disclaims beneficial ownership of these shares.

 (d) Includes 60,000 shares subject to options under the 1994 Plan and 28,000 shares subject to options under the 1996 Plan, all of which are exercisable within 60 days, and 44,000 shares represent performance shares awarded under the 1996 Plan which do not vest until January 1, 2001.

 (e) Includes 15,000 shares subject to options under the 1994 Plan and 10,000 shares subject to options under the 1996 Plan, all of which are exercisable within 60 days.

 (f) Includes 3,125 shares owned directly by John C. Wallace, 15,000 shares subject to options under the 1994 Plan and 10,000 shares subject to options under the 1996 Plan, all of which are exercisable within 60 days, and 145,372 shares owned by NOCO and 1,839,386 shares owned by F.O. Energy. See note (n) below.

 (g) Includes 367 shares owned directly by B. F. Weatherly, 15,000 shares subject to options under the 1994 Plan and 10,000 shares subject to options under the 1996 Plan, all of which are exercisable within 60 days, and 145,372 shares owned by NOCO. See note (n) below.

 (h) Includes 1,500 shares owned directly by Richard O. Wilson, 15,000 shares subject to options under the 1994 Plan and 10,000 shares subject to options under the 1996 Plan, all of which are exercisable within 60 days, 2,273 shares issuable upon conversion of 1,000 shares of Preferred Stock and 145,372 shares owned by NOCO. See note (n) below.

 (i) Includes 217 shares which are held by John S. Weatherly as custodian for his minor children, 60,000 shares which are subject to options under the 1994 Plan, and 26,000 shares subject to options under the 1996 Plan, all of which are exercisable within 60 days and 40,000 shares represent performance shares awarded under the 1996 Plan which do not vest until January 1, 2001.

 (j) Includes 25,000 shares subject to options under the 1994 Plan, 6,000 shares subject to options under the 1996 Plan, all of which are exercisable within 60 days and 12,000 shares represent performance shares awarded under the 1996 Plan which do not vest until January 1, 2001.

 (k) Includes 30,000 shares subject to options under the 1994 Plan, 22,000 shares subject to options under the 1996 Plan, all of which are exercisable within 60 days and 36,000 shares represent performance shares awarded under the 1996 Plan which do not vest until January 1, 2001.

 (l) Includes 436,000 shares subject to options under the 1994 Plan and 184,000 shares subject to options under the 1996 Plan, all of which are exercisable within 60 days, 67,500 shares represent performance shares awards under the 1996 Plan which vest 20% annually beginning January 1, 1999, 180,000 shares representing performance share awards under the Plan which do not vest until January 1, 2001 and 20,000 shares subject to a restricted stock agreement.

(m) On February 13, 1998, The Equitable Companies Incorporated and certain of its affiliates ("Equitable") filed a Schedule 13G with the Commission indicating beneficial ownership of 406,441 shares of Common Stock, including 406,128 shares issuable upon conversion of 178,675 shares of Preferred Stock, representing in the aggregate approximately 5.0% of the outstanding Common Stock. Based on the number of shares outstanding at March 31, 1998, on such date Equitable owned 4.82% of the outstanding Common Stock.

 (n) As of August 11, 1997, NOCO distributed 1,839,386 shares of Common Stock to its sole limited partner, NOCO Holdings, L.P. ("NOCO Holdings") and NOCO Holdings distributed those shares to its general partner and to certain of its limited partners. The general partner of NOCO Holdings distributed the shares of Common Stock it received to Fred. Olsen Finance Limited, a limited partner of NOCO Holdings, and all of the limited partners of NOCO Holdings exchanged their shares of Common Stock for shares in F.O. Energy and Fred. Olsen Energy II AS. Subsequently, Fred. Olsen Energy II AS merged with F.O. Energy. As disclosed on a Schedule 13D dated August 20, 1997, F.O. Energy has the sole power to vote and the sole power to dispose of 1,839,386 shares of Common Stock of the Company. Ganger Rolf ASA, a public joint stock company organized and existing under the laws of the Kingdom of Norway and the owner of 100% of the outstanding capital stock of F.O. Energy ("Ganger Rolf") and Bonheur ASA, a public joint stock company organized and existing under the laws of the Kingdom of Norway and the owner of 49.0% of the outstanding capital stock of Ganger Rolf
     ("Bonheur"), each have the power to direct the vote and disposition of the shares Common Stock of the Company owned by F.O. Energy. AIS Quatro, a joint stock company organized and existing under the laws of the Kingdom of Norway and the owner of 6.7% of the outstanding capital stock of Ganger Rolf and 23.0% of the outstanding capital stock of Bonheur ("Quatro") and AIS Cinco, a joint stock company organized and existing under the laws of the Kingdom of Norway and the owner of 6.9% of the outstanding capital stock of Ganger Rolf and 23.0% of the outstanding capital stock of Bonheur, each disclaims beneficial ownership of the shares of Common

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

     Stock of the Company owned by F.O. Energy. John C. Wallace, a director of the Company, is a director of F.O. Energy and a director of Ganger Rolf, Bonheur, Quatro and Cinco and as a result, may be deemed to share the power to vote and dispose of, and therefore be a beneficial owner of the shares of Common Stock owned by F.O. Energy. The principal business address and principal executive offices of Ganger Rolf, Bonheur, Quatro and Cinco are located at Fred. Olsensgate 2, 0152 Oslo, Norway and the address of John C. Wallace is 65 Vincent Square, London SW1P 2RX England. In connection with F.O. Energy's acquisition of the shares of Common Stock of the Company, F.O. Energy has become a party to the Stockholders' Agreement. See "Stockholders' Agreement." Because of the Stockholders' Agreement, NOCO and certain of its affiliates, F.O. Energy, Ganger Rolf, Bonheur, Quatro and Cinco and members of the Callon Family may be deemed to be a "group" for purposes of beneficial ownership under Commission regulations. If such a group were deemed to exist, it would beneficially own over 45.98% of the Common Stock.

 (o) Information is based upon a Schedule 13G/A filed with the Commission as of February 11, 1998. Includes 500,060 shares issuable upon conversion of 220,000 shares of Preferred Stock.

 (p) Information is based upon a Schedule 13G/A filed with the Commission as of February 10, 1998. Includes 573,933 shares issuable upon conversion of 252,500 shares of Preferred Stock.

     Pursuant to a consolidation in which certain of the Company's predecessor entities were merged into the Company effective September 16, 1994 ("Consolidation"), John S. Callon, Fred L. Callon and other non-employee members of the Callon Family exchanged all of the outstanding stock of Callon Petroleum Operating Company ("Callon Petroleum Operating") for an aggregate of 1,892,278 shares of Common Stock of the Company. Certain Callon Family members also converted units of limited partnership interest ("Units") in Callon Consolidated Partners, L.P. ("CCP") into an aggregate of 9,635 shares of Common Stock, representing one-third of a share of Common Stock for each Unit. Of the 1,798,287 shares owned by the Callon Family, 306,774 are owned by John S. Callon (see note (b) above) and 750,588 are owned by Fred L. Callon (see note
(c) above). As a result of the Stockholders' Agreement, the Callon Family, and the Callon Family and NOCO and F.O. Energy, may be deemed to form a "group" for purposes of beneficial ownership under Commission regulations (see note (n) above). The Callon Family disclaims beneficial ownership of the Common Stock owned by NOCO and F.O. Energy. In addition, each Callon Family Shareholder disclaims beneficial ownership of all shares of Common Stock owned by the other Callon Family Shareholders and the existence of a group comprised of the Callon Family Shareholders. If such a group were deemed to exist, it would beneficially own 21.86% of the Common Stock.

                                   PROPOSAL I
                             ELECTION OF DIRECTORS

NOMINEES

     The Company's Certificate of Incorporation provides for a classified Board of Directors. The Board of Directors is divided into three classes of nearly equal size, designated as Class I (currently with three directors), Class II (currently with two directors) and Class III (currently with two directors). Initially, directors in each class were elected to hold office for terms of one year, two years and three years, respectively. Upon the date of each annual meeting after such initial classification, directors elected to succeed those directors whose terms expire serve for a term which expires on the date of the third succeeding annual meeting of shareholders after their election.

     The terms of the three Class I directors, Messrs. Robert A. Stanger, John
C. Wallace and Richard O. Wilson, will expire on the date of the Annual Meeting. Messrs. Robert A. Stanger, John C. Wallace and Richard O. Wilson (the "Nominees") have been nominated to serve as Class I directors until the 2001 Annual Meeting and until their respective successors have been duly elected and qualified. Each of the Class I Nominees was nominated by the Board of Directors.

     It is intended that all shares of Common Stock represented by the Proxies will be voted for the election of the Nominees, except where authority to vote in the election of directors has been withheld. Should the Nominees become unable or unwilling to serve as directors at the time of the Annual Meeting, the person or persons exercising the Proxies will vote for the election of substitute Nominees designated by the Board of Directors, or the Board of Directors may choose to reduce the number of members of the Board of Directors to be elected at the Annual Meeting in order to eliminate the vacancy. The Nominees have consented to be nominated and have expressed their intention to serve if elected. The Board of Directors has no reason to believe that the Nominees will be unable or unwilling to serve if elected. Only the Nominees or substitute Nominees designated by the Board of Directors will be eligible to stand for election as directors at the Annual Meeting. See "Shareholders' Proposals for 1999 Annual Meeting."

DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides information with respect to the Nominees and all current directors whose terms will continue after the Annual Meeting and present executive officers of the Company. Each executive officer has been elected to serve until his or her successor is duly appointed or elected by the Board of Directors or their earlier removal or resignation from office.

                                                  COMPANY
                NAME                    AGE    POSITION SINCE                  PRESENT COMPANY POSITION
-------------------------------------   ---    --------------   ------------------------------------------------------
CLASS I DIRECTORS
(TERM EXPIRES IN 1998):
Robert A. Stanger                       58           1995       Director
John C. Wallace                         59           1994       Director
Richard O. Wilson                       68           1995       Director
CLASS II DIRECTORS
(TERM EXPIRES IN 1999):
John S. Callon                          78           1994       Director; Chairman of the Board
B. F. Weatherly                         54           1994       Director
CLASS III DIRECTORS
(TERM EXPIRES IN 2000):
Fred L. Callon                          48           1994       Director; President; Chief Executive Officer
Dennis W. Christian                     51           1994       Director; Senior Vice President; Chief Operating
                                                                  Officer
OTHER EXECUTIVE OFFICERS:
James O. Bassi                          44           1997       Vice President; Controller
Thomas E. Schwager                      47           1997       Vice President
H. Michael Tatum                        69           1994       Vice President; Secretary
Kathy G. Tilley                         52           1996       Vice President
John S. Weatherly                       46           1994       Senior Vice President; Chief Financial Officer;
                                                                  Treasurer
Stephen F. Woodcock                     46           1997       Vice President

     The following is a brief description of the background and principal occupation of each director (including each Nominee) and executive officer:

     James O. Bassi is Vice President and Controller of the Company and Callon Petroleum Operating. Prior to being appointed to that position in November 1997, he was Corporate Controller from June 1997 and prior thereto he was Manager of the Accounting Department for the Company and Callon Petroleum Operating. Mr. Bassi has been employed by the Company and its predecessors for a total of nine years. Prior to his employment by Callon Petroleum Operating, he was employed by Arthur Andersen LLP. He received his B.S. degree in accounting in 1976 from Mississippi State University. He is a member of the American Institute of Certified Public Accountants and the Mississippi Society of Certified Public Accountants.

     John S. Callon is Chairman of the Board of Directors of the Company and Callon Petroleum Operating. Effective January 2, 1997, John S. Callon resigned his position as Chief Executive Officer of the Company. Mr. Callon founded the Company's predecessors in 1950, and has held an executive office with the Company or its predecessors since that time. He has served as a director of the Mid-Continent Oil and Gas Association and as the President of the Association's Mississippi-Alabama Division. He has also served as Vice President for Mississippi of the Independent Petroleum Association of America. He is a member of the American Petroleum Institute. Mr. Callon is the uncle of Fred L. Callon.

     Fred L. Callon is President and Chief Executive Officer of the Company and Callon Petroleum Operating. Prior to January 1997, he was President and Chief Operating Officer of the Company and had held that position with the Company or its predecessors since 1984. He has been employed by the Company or its predecessors since 1976. He graduated from Millsaps College in 1972 and received his M.B.A. degree from the Wharton School of Finance in 1974. Following graduation and until his employment by Callon Petroleum Operating, he was employed by Peat, Marwick, Mitchell & Co., certified public accountants. He is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Mississippi Society of Certified Public Accountants. He is the nephew of John S. Callon.

     Dennis W. Christian is Senior Vice President and Chief Operating Officer of the Company and Callon Petroleum Operating. Prior to January 1997, he was Senior Vice President of Operations and Acquisitions and had held that or similar positions with the Company or its predecessors since 1981. Prior to joining Callon Petroleum Operating, he was resident manager in Stavanger, Norway, for Texas Eastern Transmission Corporation. Mr. Christian received his B.S. degree in petroleum engineering in 1969 from Louisiana Polytechnic Institute. His previous experience includes five years with Chevron U.S.A. Inc.

     Thomas E. Schwager is Vice President of Engineering and Operations for the Company and Callon Petroleum Operating. Prior to being appointed to the position in November 1997, he held engineering positions with the Company and its predecessors since 1981. Prior to joining the Company, Mr. Schwager held various engineering positions with Exxon Company USA in Louisiana and Texas. He received his B.S. degree in petroleum engineering from Louisiana State University in 1972.

     Robert A. Stanger has been the managing general partner since 1978 of Robert A. Stanger & Company, Inc., a Shrewsbury, New Jersey-based firm engaged in publishing financial material and providing investment banking services to the real estate and oil and gas industries. He is a director of Citizens Utilities, Stamford, Connecticut, a provider of telecommunications, electric, natural gas, and water services and Electric Lightwaves, Inc., Seattle, Washington, a regional fiber optic telephone company. Previously, Mr. Stanger was Vice President of Merrill Lynch & Co. He received his B.A. degree in economics from Princeton University in 1961. Mr. Stanger is a member of the National Association of Securities Dealers and the New York Society of Security Analysts.

     H. Michael Tatum is Vice President and Secretary for the Company and Callon Petroleum Operating and is responsible for management of administrative matters. Mr. Tatum has held this position with the Company or its predecessors since 1976, and has been employed by Callon Petroleum Operating since 1969. He graduated from Southern Methodist University in 1967 and is a member of the American Society of Corporate Secretaries and the Society for Human Resource Management.

     Kathy G. Tilley is Vice President of Acquisitions and New Ventures for the Company and Callon Petroleum Operating and has held that position since April 1996. She was employed by Callon Petroleum Operating in December 1989 as manager of acquisitions and prior thereto, held that or similar positions as a consultant from 1981. Ms. Tilley received her B.A. degree in economics from Louisiana State University in 1967.

     John C. Wallace is a Chartered Accountant having qualified with Coopers & Lybrand in Canada in 1963, after which he joined Baring Brothers & Co., Limited in London, England. For more than the last ten years, he has served as Chairman of Fred. Olsen Ltd., a London-based corporation which he joined in 1968, where he has specialized in the business of shipping and property development. He is a director of F.O. Energy, a publicly held energy service company, Harland & Wolff PLC, Belfast, Ganger Rolf ASA and Bonheur ASA, Oslo, publicly-traded shipping companies. He is an executive officer of NOCO Management, Ltd., the general partner of NOCO and a director of other companies associated with Fred. Olsen Interests.

     B. F. Weatherly is a principal of Amerimark Capital Group, Houston, Texas, an investment banking firm. He is an executive officer of NOCO Management Ltd., the general partner of the general partner of NOCO. Prior to September 1996, he was Executive Vice President, Chief Financial Officer and a director of Belmont Constructors, Inc., a Houston, Texas-based industrial contractor associated with Fred. Olsen Interests. From 1989 to 1991, he was a partner in Amerimark Capital Corp., a Dallas investment banking firm. He holds a Master of Accountancy degree from University of Mississippi. He has previously been associated with Arthur Andersen LLP, and has served as a Senior Vice President of Weatherford International, Inc. B. F. Weatherly and John S. Weatherly are brothers.

     John S. Weatherly is Senior Vice President, Chief Financial Officer and Treasurer for the Company and Callon Petroleum Operating. Prior to April 1996, he was Vice President, Chief Financial Officer and Treasurer of the Company and has held that position since 1983. Prior to joining Callon Petroleum Operating in August 1980, he was employed by Arthur Andersen LLP as audit manager in the Jackson, Mississippi office. He received his B.B.A. degree in accounting in 1973 and his M.B.A. degree in 1974 from the University of Mississippi. He is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Mississippi Society of Certified Public Accountants. John S. Weatherly and B. F. Weatherly are brothers.

     Richard O. Wilson is an Offshore Consultant. In his 41 years of working in offshore drilling and construction, he spent two years with Zapata Offshore and 21 years with Brown & Root, Inc. working in various managerial capacities in the Gulf of Mexico, Venezuela, Trinidad, Brazil, The Netherlands, The United Kingdom and Mexico. He was a director and senior group vice president of Brown & Root, Inc. and senior vice president of Halliburton, Inc. For the last 18 years he has been associated with the Fred. Olsen Interests where he served as Chairman of OGC International PLC, Dolphin A/S and Dolphin Drilling Ltd., and Belmont Constructors, Inc. He holds a B.S. degree in civil engineering from Rice University. Mr. Wilson is a Fellow in the Society of Civil Engineers and is a member of the Institute of Petroleum, London, England.

     Stephen F. Woodcock is Vice President of Exploration for the Company and Callon Petroleum Operating, being appointed to that position in November 1997. He has been employed by the Company and Callon Petroleum Operating since 1995. Prior thereto, he was manager of geophysics for CNG Producing Company and division geophysicist for Amoco Production Company. Mr. Woodcock received his Masters degree in geophysics from Oregon State University in 1975.

     All officers and directors (including the Nominees) of the Company are United States citizens, except Mr. Wallace, who is a citizen of Canada.

STOCKHOLDERS' AGREEMENT

     Pursuant to the Stockholders' Agreement among the Callon Family, NOCO and F.O. Energy dated September 16, 1994, the Callon Family, on the one hand and NOCO and F.O. Energy on the other hand, each elect two directors to the Company's Board of Directors. Specifically, the Stockholders' Agreement provides that the Callon Family, NOCO and F.O. Energy shall use their best efforts, including voting the shares of Common Stock which they own, to cause the Company's Board of Directors to be composed of at least four members, two of such members to be selected by the Callon Family and two of such members to be selected by NOCO and F.O. Energy. The current directors of the Company are John
S. Callon, Fred L. Callon, Dennis W. Christian, Robert A. Stanger, John C. Wallace, B. F. Weatherly, and Richard O. Wilson. Prior to the Consolidation, the Company's sole shareholder appointed John S. Callon and Fred L. Callon to the Board of Directors and John C. Wallace and B. F. Weatherly were appointed to the Board of Directors subsequent to the Consolidation. Thus, although not elected pursuant to the Stockholders' Agreement, Messrs. John and Fred Callon were appointed to represent the Callon Family and Messrs. Wallace and B. F. Weatherly were appointed to represent NOCO.

     Mr. Wallace was nominated and re-elected to the Board of Directors as one of the representatives of NOCO at the 1995 Annual Meeting and Mr. B. F. Weatherly was nominated and re-elected to the Board of Directors at the 1996 Annual Meeting as the other representative of NOCO. Mr. John S. Callon was nominated and re-elected to the Board of Directors at the 1996 Annual Meeting as a representative of the Callon Family and Mr. Fred L. Callon was nominated and re-elected to the Board of Directors at the 1997 Annual Meeting as the other representative of the Callon Family. Mr. Wallace currently stands for re-election as a representative of NOCO and F.O. Energy. Because the Callon Family, NOCO and F.O. Energy own more than 45.98% of the outstanding shares of Common Stock, the election of Mr. Wallace as director at the Annual Meeting is assured under the terms of the Stockholders' Agreement.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the Commission's regulations to furnish the Company and any exchange or other system on which such securities are traded on quoted, with copies of all Section 16(a) forms they filed with the Commission. Since 1994, the Company's Common Stock was quoted on the National Association of Securities Dealers, Inc.'s National Market System ("Nasdaq NMS"). On April 22, 1998, the Common Stock began trading on the New York Stock Exchange.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, the Company's officers, directors and greater than ten percent shareholders had complied with all Section 16(a) filing requirements.

INFORMATION CONCERNING THE OPERATION OF THE BOARD OF DIRECTORS

     The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a quarterly basis to review significant developments affecting the Company and to act on matters requiring Board approval. The Board of Directors may also hold special meetings when an important matter requires Board action between regularly scheduled meetings. Each non-employee director receives an annual fee of $10,000 for service on the Board of Directors. Under the 1994 Plan, each non-employee director received an annual automatic grant of an option to purchase 5,000 shares of Common Stock. Pursuant to the 1996 Plan, an option to purchase 5,000 shares of Common Stock is to be granted to each non-employee director on the date he or she is initially elected or appointed to the Board for an exercise price equal to the fair market price on the date of grant and for a ten-year term. Thereafter, for each subsequent year in which the non-employee director is still serving as director, he or she shall automatically be granted an option to purchase an additional 5,000 shares on the same terms. On August 23, 1996, the Compensation Committee authorized a one-time grant to each non-employee director of an option to purchase 20,000 shares of Common Stock under the 1996 Plan at a purchase price of $12.00 per share, the fair market value of the Common Stock on such date. One-fourth of each option will vest at each succeeding annual meeting of directors following each annual Shareholders' meeting, beginning with the 1997 Annual Meeting.

     In order to facilitate the various functions of the Board of Directors, the Board of Directors has created an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee. The functions customarily performed by a nominating committee are performed by the entire Board of Directors. Committee members are not remunerated in addition to their annual Board retainer.

     AUDIT COMMITTEE. The Committee monitors the Company's internal accounting controls, reviews quarterly and annual financial information and reviews the services and fees of the independent auditors. Members are Messrs. John C. Wallace, CHAIRMAN, Robert A. Stanger, and Richard O. Wilson and, until his resignation from the Committee on April 16, 1998, included Mr. B. F. Weatherly. The Audit Committee held one meeting during 1997, and all members of the Audit Committee attended the meeting.

     COMPENSATION COMMITTEE. The Compensation Committee establishes and approves the terms of employment of senior executive officers and reviews and approves management's recommendations concerning compensation of the other executive officers and certain other employees. Members are Messrs. B. F. Weatherly, CHAIRMAN, Robert A. Stanger, John C. Wallace and Richard O. Wilson. The Compensation Committee held two meetings during 1997, and all members of the Compensation Committee attended both meetings.

     During 1997, the Board of Directors of the Company met formally four times and executed ten unanimous consents. All directors attended all of the meetings.

TRANSACTIONS WITH RELATED PERSONS

     STOCKHOLDERS' AGREEMENT. In connection with the Consolidation, the Company, the Callon Family (including John S. Callon and Fred L. Callon) and NOCO entered into the Stockholders' Agreement, which was subsequently amended to include F.O. Energy and which (a) provides that the Callon Family shall vote for two directors to the Company's Board of Directors as directed by NOCO and F.O. Energy and NOCO and F.O. Energy will vote for two directors to the Company's Board of Directors as directed by the Callon Family, (b) contains certain restrictions on transfer of the Common Stock owned by the Callon Family, NOCO and F.O. Energy, and (c) provides that neither the Callon Family on the one hand nor NOCO or F.O. Energy, on the other hand, can transfer shares of Common Stock in connection with, or vote for, consent to or otherwise approve, a transaction which would result in certain changes of control or fundamental changes without the prior written consent of the other party. The Callon Family, NOCO and F.O. Energy own an aggregate of 45.98% of the Company's Common Stock. See "Stockholders' Agreement."

     REGISTRATION RIGHTS.  The Callon Family (including John S. Callon and Fred
L. Callon) is party to a Registration Rights Agreement dated September 16, 1994 (the "Registration Rights Agreement"), pursuant to which they are entitled to require the Company to register Common Stock owned by them with the Commission for sale to the public in a firm commitment public offering and generally to include shares owned by them in registration statements filed by the Company. NOCO and the Company have entered into a similar agreement, which was subsequently amended to include F.O. Energy.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company as to whom the total salary and bonus for the years ended December 31, 1997, 1996 and 1995 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM COMPENSATION
                                                     ANNUAL COMPENSATION          --------------------------------------
                                                ------------------------------              AWARDS
                                                                       OTHER      --------------------------    PAYOUTS       ALL
                                                                       ANNUAL     RESTRICTED     SECURITIES     --------     OTHER
                                                                      COMPEN-        STOCK       UNDERLYING       LTIP      COMPEN-
              NAME AND                          SALARY      BONUS      SATION      AWARD(S)        OPTIONS      PAYOUTS      SATION
        PRINCIPAL POSITION(A)           YEAR      ($)      ($)(b)      ($)(c)         ($)            (#)          ($)        ($)(e)
-------------------------------------   ----    -------   ---------   --------    -----------    -----------    --------    --------
Fred L. Callon.......................   1997    205,769     124,000     --          242,250         --            --         24,268
  President and Chief                   1996    182,761     152,500     --           (d)            75,000        --         12,928
  Executive Officer                     1995    170,000     144,500     --           --             --            --         10,288
Dennis W. Christian..................   1997    180,048     118,000     --          222,063         --            --         21,779
  Senior Vice President                 1996    160,808     141,000     --           (d)            70,000        --         11,362
  and Chief Operating                   1995    150,000     127,500     --           --             --            --          9,080
  Officer
John S. Weatherly....................   1997    169,760     114,000     --          201,875         --            --         20,688
  Senior Vice President,                1996    143,469     131,000     --           (d)            65,000        --         10,234
  Chief Financial                       1995    130,000     110,500     --           --             --            --          7,873
  Officer and Treasurer
Kathy G. Tilley......................   1997    138,894      94,000     --          181,688         --            --         15,028
  Vice President                        1996    119,032     105,500     --           (d)            55,000        --          8,475
                                        1995    100,008      85,000     --           --             --            --          5,933
H. Michael Tatum.....................   1997    118,317      35,000     --           60,563         --            --         12,799
  Vice President and                    1996    106,692      40,250     --           (d)            25,000        --          7,527
  Secretary                             1995    100,000      34,000     --           --             --            --          6,061

------------
(a) John S. Callon resigned as Chief Executive Officer of the Company on January 2, 1997. Fred L. Callon was appointed Chief Executive Officer of the Company and Dennis W. Christian was appointed Chief Operating Officer of the Company (a position previously held by Fred L. Callon) on January 2, 1997. John S. Callon did not receive any base, bonus or stock-based compensation during 1997 for his role as Chief Executive Officer. Pursuant to a Consulting Agreement which obligates Mr. Callon to provide consultation to the Company from

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)
    time to time at the Company's request, Mr. Callon earned $190,000 during 1997. In addition, as inducement for entering into the Consulting Agreement, he was granted 25,000 restricted shares of Common Stock.

(b) The amount for 1997 represents that portion of bonuses declared in March 1998 and earned by service during 1997. Bonuses were declared in March 1998, a portion of which were attributable to 1997 and are reflected herein. These amounts also include amounts deferred.

(c) Amounts in the column do not include perquisites and other personal benefits, securities or property, unless the annual amount of such compensation exceeds the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive.

(d) As of June 19, 1997, the following performance shares were awarded under the 1996 Plan: Fred L. Callon, 60,000 shares; Dennis W. Christian, 55,000 shares; John S. Weatherly, 50,000 shares; Kathy G. Tilley, 45,000 shares; H. Michael Tatum, 15,000 shares. On June 19, 1997, the closing price of the Common Stock on the Nasdaq NMS was $15.38 per share. Pursuant to the provisions of the performance share awards, certain criteria were met and 20% of the awards vested on October 20, 1997. The closing price of the Common Stock on the Nasdaq NMS on October 20, 1997 was $20.19 per share. The balance of the performance shares will vest on January 1, 2001 and are subject to forfeiture upon certain termination of employment events.

(e) Amounts reflect the Company's contribution in 1997, 1996 and 1995 of $20,576, $11,446 and $8,500 to Fred L. Callon's 401(k) savings plan and payment of $3,692, $1,482 and $1,788 term life insurance premiums; $18,006, $10,060 and $7,500 to Mr. Christian's 401(k) savings plan and payment of $3,773, $1,302 and $1,580 term life insurance premiums; $16,976, $9,077 and
    $6,500 to Mr. Weatherly's 401(k) savings plan and payment of $3,712, $1,157 and $1,373 term life insurance premiums; and $13,890, $7,509 and $5,000 to Ms. Tilley's 401(k) savings plan and payment of $1,138, $966 and $933 term life insurance premiums; and $11,832, $6,662 and $5,000 to Mr. Tatum's 401(k) savings plan and payments of $967, $865 and $1,061 term life insurance premiums.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Fred L. Callon, Dennis W. Christian and John S. Weatherly have entered into employment agreements with the Company effective September 1, 1996 and ending January 1, 2001. The agreements provide that Mr. Callon, Mr. Christian and Mr. Weatherly will receive an annual base salary of at least $200,000, $175,000 and $165,000, respectively, and that they will be entitled to participate in any incentive compensation program established by the Company for its executive officers. Each agreement terminates upon death or disability or for cause. If the agreement is terminated because of disability, compensation payments continue for a period of two years from the date of termination, reduced by the amount of disability insurance paid. If the agreement is terminated for cause, the Company is not required to make any additional payments. "Cause" is defined generally as any of the following, as determined by a majority vote of the Board of Directors: intentional or continual neglect of duties, conviction of a felony, or failure or refusal to perform duties in accordance with the employment agreement.

     The employment agreements further provide that the employee may terminate the agreement for "good reason," which is defined generally as (a) failure to be re-elected to office, (b) significant change in duties, (c) reduction or failure to provide typical increases in salary following a change in control of the Company, (d) relocation to an office outside the Natchez, Mississippi area, or (e) failure to maintain the level of participation in the compensation and benefit plans of the Company following a change in control. If the employee terminates his employment for good reason (other than following a change in control), or if the Company breaches the agreement, compensation shall continue for a period of three years. Pursuant to the agreements, a "change in control" occurs if: (i) any person or group of persons acting in concert (within the meaning of Section 13(d) of the Exchange Act) shall have become the beneficial owner of a majority of the outstanding common stock of the Company (other than pursuant to the Stockholders' Agreement), (ii) the stockholders of the Company cause a change in a majority of the members of the Board within a twelve-month period, or (iii) the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company. If the compensation to be paid upon a change in control would constitute a "parachute" payment under the Internal Revenue Code, the amount otherwise payable will be grossed up to an amount such that the employee will receive the amount he would have received if no portion of such compensation had been subject to the excise tax imposed by the Internal Revenue Code, and the Company will be responsible for the amount of the excise tax.

     The Company entered into a consulting agreement with John S. Callon, effective as of January 2, 1997, the day he retired as Chief Executive Officer of the Company. Pursuant to the agreement, John S. Callon provides consulting services to the Company on matters pertaining to corporate or financial strategy, investor relations and public/private financing opportunities for no more than 20 hours per month, ten months a year. The agreement remains in effect from the effective date until December 31, 2001, subject to renewal for succeeding five year periods unless earlier terminated. As compensation for his services under the agreement, John S. Callon is paid a fee ("Consultation
Fee") of not less than $190,000 per year increased annually based upon the change in the Consumer Price Index, as adjusted for inflation. In addition, he will remain eligible to participate in the Company's major medical and disability coverage, and will be entitled to participate in all other employee benefit plans (other than a cash bonus program) provided to full-time executives of the Company. As an inducement for entering into the agreement, John S. Callon was granted 25,000 restricted shares of Common Stock, 20% of which vests on each of the first five anniversaries of the effective date of the agreement.

     Upon termination of the agreement other than for cause, John S. Callon or his spouse shall be entitled to receive a termination payment equal to the Consultation Fee, as adjusted for inflation, to be paid annually until the later of the death of John S. Callon (if applicable) or his spouse. In lieu of the termination payment, John S. Callon or his spouse may elect to receive, subject to the approval of the Board of Directors, a lump sum payment of $1.5 million. In addition, if the agreement terminates due to the Company's breach, John S. Callon and his spouse shall be entitled to liquidated damages. The Company may terminate the agreement for cause. "Cause" is defined generally in the agreement as willful misconduct or intentional and continual neglect of duties which has materially and adversely affected the Company.

     Pursuant to the 1994 Plan and the 1996 Plan, in the case of a merger or consolidation where the Company is not the surviving entity, or if the Company is about to sell or otherwise dispose of substantially all of its assets while unvested options remain outstanding, the Compensation Committee or other plan administrator may, in its discretion and without shareholder approval, declare some or all options exercisable in full before or simultaneously with such merger, consolidation or sale of assets without regard for prescribed waiting periods. Alternatively, the Compensation Committee or other plan administrator may cancel all outstanding options provided option holders are given notice and a period of 30 days prior to the merger, consolidation or sale to exercise the options in full.

STOCK BASED PLANS

     The Company currently maintains two Common Stock-based incentive plans for employees: the Callon Petroleum Company 1994 Stock Incentive Plan and the Callon Petroleum Company 1996 Stock Incentive Plan. The Company in the past has used and will continue to use, stock options and performance share grants to attract and retain key employees in the belief that employee stock ownership and stock related compensation devices encourage a community of interest between employees and shareholders.

     1994 PLAN. The 1994 Plan was adopted on June 30, 1994. Pursuant to the 1994 Plan, 600,000 shares of Common Stock were reserved for issuance upon the exercise of options or for grants of performance shares. The 1994 Plan is administered by the Compensation Committee of the Board of Directors. Members of the Compensation Committee currently are Messrs. Stanger, Wallace, B. F. Weatherly and Wilson. No awards were granted under the 1994 Plan during 1995, 1996 and 1997 other than automatic grants to non-employee directors and the grant of restricted shares to John S. Callon in connection with his Consulting Agreement. See "Employment Agreements, Termination of Employment and Change in Control Arrangements."

     1996 PLAN. On August 23, 1996, the Board of Directors of the Company approved and adopted the 1996 Plan and granted awards thereunder to various employees. The 1996 Plan was approved by the Shareholders of the Company at the 1997 Annual Meeting. Pursuant to the 1996 Plan, 900,000 shares of Common Stock were reserved for issuance upon the exercise of options or for grants of performance shares. As of March 31, 1998, there were no shares available for grant under the 1996 Plan. Individual awards under the 1996 Plan may take the form of one or more of (i) incentive stock options; (ii) non-qualified stock options; or (iii) performance shares.

     BONUS PLAN. In 1996, the Board of Directors authorized the establishment of a cash bonus program (the "Bonus Plan") to be administered by the Compensation Committee in accordance with formulas or procedures determined by the Compensation Committee on an annual basis. For 1997, the Compensation Committee established target level bonuses as a percentage of base salary for certain officers, managers and staff members. The Committee also established financial and operating goals to be achieved by the Company during 1997 and assigned a relative weighting percent to each goal. Cash bonus awards for 1997 were then based upon the extent to which such goals were achieved during 1997. See "Report on Executive Compensation." Cash compensation paid pursuant to the Bonus Plan to Fred L. Callon, Dennis W. Christian, John S. Weatherly, Kathy G. Tilley and H. Michael Tatum is set forth in the summary compensation table appearing under "Executive Compensation."

     1997 EMPLOYEE STOCK PURCHASE PLAN. In 1997, the Board of Directors authorized the implementation of the Callon Petroleum Company 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan"), which was approved by the Company's shareholders at the 1997 annual meeting. The Plan provides eligible employees of the Company with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan. An aggregate of 250,000 shares of Common Stock have been reserved for issuance over the ten-year term of the 1997 Purchase Plan. The purchase price per share at which Common Stock will be purchased on the participant's behalf on each purchase date within an offering period is equal to eighty-five percent of the fair market value per share of Common Stock.

OPTION GRANTS IN LAST FISCAL YEAR

     There were no individual grants of stock options under the 1994 Plan and the 1996 Plan made during the year ended December 31, 1997 to the Chief Executive Officer of the Company or any of the four most highly compensated executive officers of the Company named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth certain information concerning the number and value of unexercised options to purchase Common Stock by the Chief Executive Officer and the four most highly compensated executive officers named in the Summary Compensation Table at December 31, 1997. No stock options were exercised by such persons in 1997.

                 AGGREGATED OPTION EXERCISES IN 1997 AND OPTION
                          VALUES AT DECEMBER 31, 1997

                                                                               UNEXERCISED OPTIONS AT DECEMBER 31, 1997
                                                                              ------------------------------------------
                                                                                  NUMBER OF                VALUE OF
                                                                                  UNDERLYING             IN-THE-MONEY
                                                                                  SECURITIES               OPTIONS
                                                                              ------------------      ------------------
                                        SHARES ACQUIRED         VALUE            EXERCISABLE/            EXERCISABLE/
                NAME                    ON EXERCISE(#)       REALIZED($)       UNEXERCISABLE(a)        UNEXERCISABLE(b)
-------------------------------------   ---------------      -----------      ------------------      ------------------
Fred L. Callon.......................      --                  --                95,000/60,000         $ 557,813/251,250
Dennis W. Christian..................      --                  --                74,000/56,000         $ 429,875/234,500
John S. Weatherly....................      --                  --                73,000/52,000         $ 425,688/217,750
Kathy G. Tilley......................      --                  --                41,000/44,000         $ 225,688/184,250
H. Michael Tatum.....................      --                  --                28,000/12,000         $ 167,250/ 50,250

------------
(a) Represents awards granted under the 1994 Plan and the 1996 Plan.

(b) As of December 31, 1997, the fair market value of the Common Stock was $16.1875.

LONG-TERM INCENTIVE PLAN AWARDS

     At this time, the Company does not have a long-term incentive plan for its employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee are Messrs. Robert A. Stanger, John C. Wallace, B. F. Weatherly and Richard O. Wilson, none of whom are or have been officers or employees of the Company.

     STOCKHOLDERS' AGREEMENT. In connection with the Consolidation, the Company, the Callon Family and NOCO entered into the Stockholders' Agreement which was subsequently amended to include F.O. Energy and which contains certain voting requirements and transfer restrictions. Messrs. Wallace,

Weatherly and Wilson are affiliates of NOCO and Mr. Wallace is a director of F.O. Energy. See "Transactions with Related Persons."

     REGISTRATION RIGHTS. NOCO and F.O. Energy are parties to a Registration Rights Agreement dated September 16, 1994. Messrs. Wallace, Weatherly and Wilson are affiliates of NOCO and Mr. Wallace is a director of F.O. Energy. See "Transactions with Related Persons."

REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed of four non-employee directors who make recommendations to the Board with respect to the annual base and bonus compensation of the executive officers of the Company. The Compensation Committee also administers the Company's employee benefit plans.

     The Company's compensation policy is comprised of three elements: (1) base compensation; (2) bonus compensation; and (3) stock-based compensation. In allocating annual compensation among these three categories, the Company has historically provided for more conservative base salaries with more aggressive incentive compensation in order to emphasize pay for performance. In late 1996 and 1997, the Company broadened its stock-based compensation package, which until 1997 had consisted entirely of stock options grants, by awarding performance shares under the 1996 Stock Incentive Plan and authorizing the establishment of the 1997 Employee Stock Purchase Plan.

     In order to promote the Company's goal of retaining key employees and promoting the long-term growth of the Company, the Company has entered into several employment agreements with certain executive officers. These agreements establish an initial base salary subject to upward adjustment by the Board of Directors or the Compensation Committee and provide that such officers are entitled to participate in the Company's incentive compensation programs. See "Executive Compensation -- Employment Agreements, Termination of Employment and Change-in-Control Arrangements."

     The Committee does not currently intend to award levels of compensation that would result in a limitation on the deductibility of a portion of such compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended; however, the Committee may authorize compensation that results in such limitations in the future if it determines that such compensation is in the best interests of the Company.

     BASE COMPENSATION. The analysis used by the Compensation Committee to establish base compensation has remained relatively constant since the Company was formed in 1994. As its principal consideration, the Committee evaluates compensation set for comparable positions by the Company's competitors and targets the median of base salaries among peer group companies in the industry of similar size, complexity and activity. The Compensation Committee analyzes published industry survey data and proxy and annual report information to determine base salaries paid by such peer group companies. From time to time, the Company also engages independent compensation consulting firms. With input from management of the Company, the Committee also takes into account certain individual and subjective factors such as performance and contribution to the Company's success, seniority, experience level, internal equities within the Company and general economic and industry conditions. No specific weight, however, is assigned to these factors. The increase in base salaries of the Company's executive officers for 1997 was reflective of individual contributions to the Company's performance in 1996, potential contributions during 1997 as well as general inflationary considerations.

     BONUS COMPENSATION. Since 1996, bonus compensation has been determined pursuant to a Bonus Plan administered by the Compensation Committee. The Company established the Bonus Plan in order to tie compensation to fiscal targets which affect short and long-term share price performance. In accordance with the Bonus Plan, the Committee follows a formal mechanism for determining annual bonus compensation based upon pre-set fiscal and operating goals which the Committee believes are important determinants of share price over time. Each such goal is assigned a relative weighting percent, which is multiplied at year end by the percentage by which each such goal was achieved in order to determine the "Weighted Goal Achieved." The Committee derives the "Total Goal Achieved" by adding together each Weighted Goal Achieved. In addition, the Committee establishes target level bonuses as a percentage of base salary for officers and other employees. For 1997, if the Total Goal Achieved at year end was (i) less than 80%, no bonuses would be awarded under the Bonus Plan; (ii) between 80% and 120%, bonuses would be awarded at 80% to 120% of the target level; and (iii) more than 120%, additional bonuses could be awarded at the discretion of the Committee.

     For the year ended December 31, 1997, the Total Goal Achieved was 145% of the goals set for 1997 regarding cash flow per common share, net income per common share, net reserve additions and finding costs. Accordingly, the Compensation Committee awarded bonus compensation that was 120% of the target level set for officers, managers and staff, plus the Committee awarded an additional $200,000 for having achieved 145% of target levels. The Compensation Committee anticipates following a similar formula for determining cash bonuses for 1998, subject to adjustment for 1998 performance goals.

     STOCK-BASED COMPENSATION. To determine the timing and amount of stock-based awards, the Compensation Committee analyses the factors set forth under "Base Compensation" above as well as the employee's ability to influence the Company's future performance. The Committee considers the number of outstanding unvested options held by an executive officer as well as the size of previous option awards to the executive officer. In addition, the Committee surveys the same peer group companies it studies to award stock-based compensation. In 1996, the Committee granted options under the 1996 Plan to executive officers and other employees of the Company to equalize their position vis-a-vis their counterparts in the industry. No additional stock options were awarded to such executive officers and employees during 1997. Options are granted at the prevailing market price and therefore have value only if the price of the Company's stock increases.

     To ensure that the interests of the Company's shareholders are reflected in the compensation program, the Company has recently broadened its package of stock-based compensation. Specifically, in 1997 the Committee authorized the grant of performance shares to executive officers which generally will not vest until 2001 or upon the event of certain material increases in the Company's stock price. To further focus executive attention on the Company's stock market performance, the Company established the 1997 Employee Stock Purchase Plan, which was approved by shareholders of the Company at the 1997 Annual Meeting, and which permits executive officers and other employees of the Company to set aside a portion of their salaries to purchase Common Stock of the Company. By combining awards of stock options which vest over time with performance shares subject to "cliff" vesting or vesting based upon stock-price performance, as well as providing the opportunity for executive officers and other employees to purchase stock of the Company through the 1997 Employee Stock Purchase Plan, the Company believes that its executive officers are motivated to attain outstanding share price performance.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Pursuant to the employment agreement between Fred L. Callon and the Company, Mr. Callon's annual base salary is set at a floor of $170,000, subject to increase by the Board of Directors or the Compensation Committee. Fred Callon's base salary was increased by the Committee to $205,769 for 1997 as compared to $182,761 for 1996 in order to reflect his increased responsibilities as Chief Executive Officer and leadership role within the Company as a result of John S. Callon's retirement as well as general inflationary considerations.

     Fred L. Callon earned a bonus in 1997 of $124,000 reflecting his contribution to certain 1997 goals set by the Compensation Committee pursuant to the Bonus Plan. Also in 1997, Mr. Callon was granted 60,000 performance shares under the 1996 Plan, which generally vest on January 1, 2001, in order to provide a stock-based compensation package on par with other top executives of the Company's peer-group companies as well as further the Company's goal of aligning the interests of top executive officers with the shareholders. Mr. Callon was not granted any stock options during 1997.

                                          B. F. Weatherly, Chairman
                                          Robert A. Stanger
                                          John C. Wallace
                                          Richard O. Wilson

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change for the five years ended December 31, 1997, in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return (i) for the Nasdaq Stock Market (US) Index (the "Nasdaq Index") and (ii) for the Media General Financial Services Industry and Market Index of SIC Group 353 (the "MG Industry Group Index") consisting of oil and gas companies.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                        12/31/92    12/31/93    12/30/94    12/29/95    12/31/96    12/31/97
                                        ---------   ---------   ---------   ---------   ---------   ---------
Callon Petroleum Company(2)               $100        $192        $272        $250        $475        $407
Nasdaq Index                              $100        $115        $112        $159        $195        $240
MG Industry Group Index                   $100        $120        $121        $141        $193        $209

------------
(1) The comparison of total return on an investment for each of the periods assumes that $100 was invested on December 31, 1992, in each of the Company, the Nasdaq Index and the MG Industry Group Index, and that all dividends were reinvested.

(2) The Company's Common Stock did not begin trading on the Nasdaq NMS until September 19, 1994. The Company was formed in March 1994 to participate in a Consolidation consummated on September 16, 1994, to which the Company succeeded to the assets, liabilities, operations and management of CCP, formerly a publicly-held limited partnership, and certain affiliated companies. As a result of the Consolidation, one share of the Company's Common Stock was issued for each three Units of limited partnership interest in CCP whose depository units were traded on the Nasdaq NMS from February 1989 through September 1994. The equivalent closing price per share of the Company's Common Stock before September 16, 1994 was determined by multiplying the Nasdaq NMS quoted price per CCP Unit by three. As of April 22, 1998, the Company's Common Stock began trading on the New York Stock Exchange.

                                  PROPOSAL II

                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, for the examination of the accounts and audit of the financial statements of the Company for the year ending December 31, 1998. At the Annual Meeting, the Board of Directors will present a proposal to the Shareholders to approve and ratify the engagement of Arthur Andersen LLP. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if he desires, and to respond to appropriate questions.

     Management recommends that the Shareholders approve and ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 31, 1998. Unless otherwise indicated, all properly executed Proxies received by management will be voted for such ratification at the Annual Meeting. An adverse vote will be considered as a direction to the Audit Committee of the Board of Directors to select other auditors in the following year.

                SHAREHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING

     No person other than nominees selected by the Board of Directors shall be eligible for election as a director unless written notice of a nomination is received from a Shareholder of record by the Secretary of the Company not less than 120 days prior to the anniversary date of the release of the Proxy Statement in connection with the immediately preceding Annual Meeting of Shareholders, accompanied by the written consent of the nominee to serve and the name, age, business and residence address and principal occupation of the nominee, the number of shares beneficially owned by the nominee and any other information which would be required to be furnished by law with respect to any nominee of the Board of Directors of the Company. Shareholders who desire to nominate persons for election as a director at the 1999 Annual Meeting of Shareholders must submit nominations to the Company at its principal executive offices not later than December 29, 1998.

     Shareholders who desire to present proposals other than nominees for the election of directors to Shareholders at the 1999 Annual Meeting of Shareholders and to have proposals included in the Company's proxy materials must submit their proposals to the Company at its principal executive offices not later than December 29, 1998.

     In order to avoid controversy as to the date on which any such proposal is received by the Company, it is suggested that Shareholders submit their proposals by certified mail, return receipt requested.

                              FINANCIAL STATEMENTS

     Financial statements of the Company for its most recent fiscal year are contained in the 1997 Annual Report. COPIES OF SUCH ANNUAL REPORT ARE AVAILABLE TO SHAREHOLDERS UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT, CALLON PETROLEUM COMPANY, 200 NORTH CANAL STREET, NATCHEZ, MISSISSIPPI 39120.

                                 OTHER BUSINESS

     The Board of Directors does not know of any matter to be acted upon at the Annual Meeting other than those described above. If other business comes before the Annual Meeting, the persons named on the Proxy will vote the Proxy in accordance with what they consider to be in the best interests of the Company and its Shareholders.

                                          By order of the Board of Directors

                                      /s/ FRED L. CALLON
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Natchez, Mississippi
April 28, 1998

                            CALLON PETROLEUM COMPANY
               200 North Canal Street, Natchez, Mississippi 39120

               Proxy Solicited on Behalf of the Board of Directors
              of the Company for the Annual Meeting on May 28, 1998

        The undersigned hereby constitutes and appoints John S. Callon and Fred
L. Callon and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent and to vote, as designated on the reverse, all of the shares of common stock of Callon Petroleum Company, held of record by the undersigned on March 31, 1998, at the Annual Meeting of Shareholders to be held at the offices of Callon Petroleum Company, 200 North Canal Street, Natchez, Mississippi 39120 on May 28, 1998, and at any adjournments thereof, on all matters coming before said meeting

        IF NO DIRECTION AS TO THE MANNER OF VOTING THIS PROXY IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEM 2 AS INDICATED ON THE REVERSE SIDE HEREOF.

        You are encouraged to specify your checks by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendation. The Proxies cannot vote your shares unless you sign and return this card.

                         (To be signed on reverse side)

A   |X| PLEASE MARK YOUR
        VOTE AS IN THIS
        EXAMPLE.

                                        The Board of Directors recommends a vote
                                        FOR the election of directors and FOR
                                        proposal 2.

                             WITHHOLD
                           AUTHORITY FOR
                               ALL
                    FOR      NOMINEES
                                          NOMINEES: Robert   A. Stanger
1.   ELECTION OF    [ ]         [ ]                 John C. Wallace
     DIRECTORS.                                     Richard D. Wilson



To withhold authority to vote for any specific nominee(s), mark the "FOR" box and write the name of each such nominee, on the line provided below.

___________________________________________

                                                  FOR    AGAINST   ABSTAIN
2.      To ratify the appointment of Arthur
        Andersen LLP as  independent               [ ]     [ ]       [ ]
        public accountants.


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

               THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE STAMPED, PRE-ADDRESSED ENVELOPE ENCLOSED.


               SIGNATURE_______________________ DATE_____________

               SIGNATURE_______________________ DATE_____________


NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREIN. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR AS GUARDIAN, PLEASE INDICATE YOUR FULL TITLE AS SUCH.